UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 23, 2021

PARK NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street,	P.O. Box 3500,	Newark,	Ohio	43058-3500
(Address of principal executive offices) (Zip Code)

(740)	349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	PRK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition.

On April 23, 2021, Park National Corporation (“Park”) issued a news release (the “Financial Results News Release”) announcing financial results for the three months ended March 31, 2021. A copy of the Financial Results News Release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Non-GAAP Financial Measures
Item 7.01 of this Current Report on Form 8-K as well as the Financial Results News Release contain non-GAAP (generally accepted accounting principles in the United States or U.S. GAAP) financial measures where management believes them to be helpful in understanding Park’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable U.S. GAAP financial measures, as well as the reconciliation to the comparable U.S. GAAP financial measures, can be found in the Financial Results News Release.

Items Impacting Comparability of Period Results
From time to time, revenue, expenses, and/or taxes are impacted by items judged by management of Park to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management of Park at that time to be infrequent or short-term in nature. Most often, these items impacting comparability of period results are due to merger and acquisition activities and revenue and expenses related to former Vision Bank loan relationships. In other cases, they may result from management's decisions associated with significant corporate actions outside of the ordinary course of business.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not result in the inclusion of an item as one impacting comparability of period results. For example, changes in the provision for credit losses (aside from those related to former Vision Bank loan relationships), gains (losses) on equity securities, and asset valuation writedowns, reflect ordinary banking activities and are, therefore, typically excluded from consideration as items impacting comparability of period results.

Management believes the disclosure of items impacting comparability of period results provides a better understanding of Park's performance and trends and allows management to ascertain which of such items, if any, to include or exclude from an analysis of Park's performance; i.e., within the context of determining how that performance differed from expectations, as well as how, if at all, to adjust estimates of future performance taking such items into account.

Items impacting comparability of the results of particular periods are not intended to be a complete list of items that may materially impact current or future period performance.

Non-GAAP Ratios
Park's management uses certain non-GAAP financial measures to evaluate Park's performance. Specifically, management reviews the return on average tangible equity, the return on average tangible assets, the tangible equity to tangible assets ratio and the tangible book value per share.

Management has included in the Financial Results News Release information relating to the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio and the tangible book value per share for the three months ended and at March 31, 2021, December 31, 2020, and March 31, 2020. For purposes of calculating the annualized return on average tangible equity, a non-GAAP financial measure, net income for each period is divided by average tangible equity during the period. Average tangible equity equals average shareholders' equity during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the annualized return on average tangible assets, a non-GAAP financial measure, net income for each period is divided by average tangible assets during the period. Average tangible assets equals average assets during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the tangible equity to tangible assets ratio, a non-GAAP financial measure, tangible equity is divided by tangible assets. Tangible equity equals total shareholders' equity less goodwill and other intangible assets, in each case at period end. Tangible assets equal total assets less goodwill and other intangible assets, in each case at period end. For the purpose of calculating the tangible book value per share, a non-GAAP financial measure, tangible equity is divided by the number of common shares outstanding, in each case at period end.

Management believes that the disclosure of the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio and the tangible book value per share presents additional information to the reader of the consolidated financial statements, which, when read in conjunction with the consolidated financial statements prepared in accordance with U.S. GAAP, assists in analyzing Park's operating performance, ensures comparability of operating performance from period to period, and facilitates comparisons with the performance of Park's peer financial holding companies and bank holding companies, while eliminating certain non-operational effects of acquisitions. In the Financial Results News Release, Park has provided a reconciliation of average tangible equity to average shareholders' equity, average tangible assets to average assets, tangible equity to total shareholders' equity and tangible assets to total assets solely for the purpose of complying with SEC Regulation G and not as an indication that the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio and the tangible book value per share are substitutes for the annualized return on average equity, the annualized return on average assets, the total shareholders' equity to total assets ratio and the book value per share, respectively, as determined in accordance with U.S. GAAP.

FTE (fully taxable equivalent) Ratios
Interest income, yields, and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a corporate federal statutory tax rate of 21 percent. In the Financial Results News Release, Park has provided a reconciliation of FTE interest income solely for the purpose of complying with SEC Regulation G and not as an indication that FTE interest income, yields and ratios are substitutes for interest income, yields and ratios, as determined in accordance with U.S. GAAP.

Paycheck Protection Program ("PPP") Loans
Through March 31, 2021, Park had originated $749.9 million in loans as part of the PPP. These loans are not typical of Park's loan portfolio in that they are part of a specific government program to support businesses during the COVID-19 pandemic and are 100% guaranteed by the Small Business Administration ("SBA"). As such, management considers growth in the loan portfolio excluding PPP loans, the total allowance for credit losses to total loans ratio (excluding PPP loans), and general reserve on collectively evaluated loans as a percentage of total collectively evaluated loans (excluding PPP loans) in addition to the related U.S. GAAP metrics which are not adjusted for PPP loans.

Item 7.01 - Regulation FD Disclosure

COVID-19 Considerations

Banking has been identified by federal and state governmental authorities to be an essential service and Park is fully committed to continue serving our customers and communities through the COVID-19 public health crisis. For those in our communities experiencing a financial hardship, Park has offered various methods of support including loan modifications, payment deferral programs, participation in the CARES Act Paycheck Protection Program ("PPP"), participation in additional PPP loans authorized under the Consolidated Appropriations Act, 2021, and various other case by case accommodations. Park has implemented various physical distancing guidelines to help protect associates, such as allowing associates to work from home, where practical, while maintaining customer service via our online banking services, mobile app, and ATMs, by keeping drive-thru lanes open to serve customers, maintaining selective branch office openings, and offering other banking services by appointment when necessary.

During 2021 and 2020, Park provided calamity pay and special one-time bonuses to certain associates. The cost of the calamity pay and special bonuses amounted to $634,000 and $262,000 for the three-month periods ended March 31, 2021 and 2020, respectively, and is included within salaries expense.

Paycheck Protection Program: During 2020, Park approved and funded 4,439 loans totaling $543.1 million under the PPP's first round of loans. These first round PPP loans had an average principal balance of $122,000. Of the $543.1 million in PPP loans, 21 loans totaling $68.2 million had a principal balance that was greater than $2 million. For its assistance in making and retaining the 4,439 loans, Park has received an aggregate of $20.2 million in fees from the SBA, of which $4.2 million and $13.7 million were recognized within loan interest income during the three months ended March 31, 2021 and the twelve months ended December 31, 2020, respectively. Park funded the PPP loans with excess on-balance sheet liquidity. At March 31, 2021, the remaining balance of PPP loans from those funded in 2020 was $190.1 million.

During 2021, Park offered additional PPP loans as authorized under the Consolidated Appropriations Act, 2021, signed into law on December 27, 2020. Through March 31, 2021, Park had approved and funded 2,773 loans totaling $206.8 million under the second round of PPP loans. These additional PPP loans had an average principal balance of $75,000. None of the $206.8 million in additional PPP loans had a principal balance that was greater than $2 million. For its assistance in making and retaining the 2,773 second round of loans, Park expects to receive an aggregate of $11.4 million in fees from the SBA, of which $397,000 was recognized within loan interest income during the three months ended March 31, 2021. Park funded the PPP loans with excess on-balance sheet liquidity. At March 31, 2021, the remaining balance of PPP loans from 2021 was $206.8 million.

As of April 19, 2021, Park has submitted approximately 3,608 repayment requests on behalf of borrowers under the PPP to the SBA and has received $365.4 million in payments from the SBA.

Loan Modifications: During the fifteen months ended March 31, 2021, Park had modified a total of 5,120 consumer loans, with an aggregate balance of $96.3 million, and modified a total of 1,405 commercial loans, with an aggregate balance of $573.3 million, in each case related to a hardship caused by the COVID-19 pandemic and responses thereto. Park is working with borrowers and providing modifications in the form of either interest only deferral or principal and interest deferral, in each case, for initial periods of up to 90 days. As necessary, Park is making available a second 90-day interest only deferral or principal and interest deferral bringing the total potential deferral period to six months. Modifications are structured in a manner to best address each individual customer's current situation. A majority of these modifications are excluded from TDR classification under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators. Modified loans will be considered current and will continue to accrue interest during the deferral period.

Detail of COVID-19 modifications on Park's loan portfolios during the fifteen months ended March 31, 2021 follows:

(Dollars in thousands)	March 31, 2021 Total Balance	March 31, 2021 Balance Modified	Percent Modified
Commercial	$4,137,097	$573,319	13.9%
Home equity	171,495	3,020	1.8%
Installment	1,657,140	40,592	2.4%
Real estate	1,192,978	51,466	4.3%
Guardian Financial Service Company ("GFSC")	5,225	1,175	22.5%
Other	4,810	—	—%
Total Loans	$7,168,745	$669,572	9.3%

Of the $669.6 million of COVID-19 modifications during the fifteen months ended March 31, 2021, $6.8 million were greater than or equal to 30 days past due in accordance with the modified terms at March 31, 2021.

Detail of COVID-19 modifications on selected commercial loan portfolios during the fifteen months ended March 31, 2021 follows:

(Dollars in thousands)	March 31, 2021 Total Balance	March 31, 2021 Balance Modified	Percent Modified
Non-bank consumer finance companies	$279,615	$—	—%
Hotel and accommodations	213,882	155,121	72.5%
Restaurants and food service	48,174	10,310	21.4%
Arts and recreation	42,994	13,077	30.4%
Healthcare and social assistance	250,630	62,400	24.9%
Strip shopping centers	251,985	69,466	27.6%
Other real estate rental and leasing	1,213,223	153,772	12.7%
PPP loans	386,990	—	—%
Other commercial loans	1,449,604	109,173	7.5%
Total commercial loans	$4,137,097	$573,319	13.9%

Many of the initial interest only deferrals or principal and interest deferrals were for an initial period of three months. Park has received requests for additional deferrals. Loans which have had multiple COVID-19 modifications through March 31, 2021 are detailed below.

(Dollars in thousands)	March 31, 2021 Balance - Multiple Modifications	Weighted Average Risk Grade (1)
Hotel and accommodations	$67,419	5.04
Restaurants and food service	1,128	4.29
Arts and recreation	3,923	4.50
Strip shopping centers	1,864	4.00
Other real estate rental and leasing	6,152	5.88
Other commercial loans	18,398	5.14
Total commercial loans	$98,884	5.05
Home equity	$273	N.A.
Installment	6,291	N.A.
Real estate	15,374	N.A.
GFSC	713	N.A.
Other	—	N.A.
Total loans	$121,535	N.A.
(1) Commercial loans are graded from 1 to 8. A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss. Commercial loans that are pass-rated (1 through 4) are considered to be of acceptable credit risk. Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans. Commercial loans graded a 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans. Generally, commercial loans that are graded a 6 are considered for partial charge-off or have been charged down to the net realizable value of the underlying collateral. Commercial loans graded a 7 (doubtful) are shown as nonperforming and Park charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve. Any commercial loan graded an 8 (loss) is completely charged off.

Park considers a loan out of deferral when the first regular payment is due and that payment is subsequently made. The table below details the current status of loans with COVID-19 deferrals.

(Dollars in thousands)	March 31, 2021 Balance - Out of Deferral	March 31, 2021 Balance - In Deferral	Loans in Deferral as a Percent of Total Deferred	Loans in Deferral as a Percent of Total Loans
Hotel and accommodations	$142,944	$12,177	7.9%	5.7%
Restaurants and food service	10,269	41	0.4%	0.1%
Arts and recreation	12,573	504	3.9%	1.2%
Healthcare and social assistance	34,945	27,455	44.0%	11.0%
Strip shopping centers	69,466	—	—%	—%
Other real estate rental and leasing	149,185	4,587	3.0%	0.4%
Other commercial loans	105,029	4,144	3.8%	0.3%
Total commercial loans	$524,411	$48,908	8.5%	1.2%
Home equity	$3,020	$—	—%	—%
Installment	40,337	255	0.6%	—%
Real estate	49,551	1,915	3.7%	0.2%
GFSC	1,143	32	2.7%	0.6%
Total loans	$618,462	$51,110	7.6%	0.7%

Financial Results by Segment

The table below reflects the net income (loss) by segment for the first quarters (the three months ended March 31) of 2021 and 2020 and for the years ended December 31, 2020 and 2019. Park's segments include The Park National Bank ("PNB") and "All Other" which primarily consists of Park as the "Parent Company", GFSC and SE Property Holdings, LLC ("SEPH"). SEPH is a non-bank subsidiary of Park, holding former Vision Bank other real estate owned ("OREO") property and non-performing loans.

(In thousands)	Q1 2021	Q1 2020	2020	2019
PNB	$45,122	$25,908	$123,730	$113,600
All Other	(2,291)	(3,536)	4,193	(10,900)
Total Park	$42,831	$22,372	$127,923	$102,700

Net income for the three months ended March 31, 2021 of $42.8 million represented a $20.5 million, or 91.4%, increase compared to $22.4 million for the three months ended March 31, 2020. Net income for each of the three months ended March 31, 2021 and 2020 included several items of income and expense that impact comparability of period results. These items are detailed in the "Financial Reconciliations" section within the Financial Results News Release.

During the first quarter of 2021, Park adopted Financial Accounting Standards Board Accounting Standards Update 2016-13, Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 established the current expected credit loss ("CECL") methodology for estimating the allowance for credit losses. This standard was adopted prospectively on January 1, 2021, resulting in a $6.1 million increase to the allowance for credit losses and a $3.9 million increase to the allowance for unfunded credit losses. A cumulative effect adjustment resulting in a $8.0 million decrease to retained earnings and a $2.1 million increase to deferred tax assets was also recorded as of the adoption of ASU 2016-13. Refer to the “Credit Metrics and (Recovery of) Provision for Credit Losses” section for further detail.

The following discussion provides additional information regarding the segment that makes up Park National Bank, followed by additional information regarding All Other, which consists of the Parent Company, GFSC and SEPH.

The Park National Bank (PNB)

The table below reflects PNB's net income for the first quarters (the three months ended March 31) of 2021 and 2020 and for the years ended December 31, 2020 and 2019.

(In thousands)	Q1 2021	Q1 2020	2020	2019
Net interest income	$82,086	$75,214	$326,375	$293,130
(Recovery of) provision for credit losses (1)	(4,194)	5,534	30,813	8,356
Other income	32,800	23,481	124,231	92,392
Other expense	63,576	61,368	268,938	237,433
Income before income taxes	$55,504	$31,793	$150,855	$139,733
Income tax expense	10,382	5,885	27,125	26,133
Net income	$45,122	$25,908	$123,730	$113,600
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses as of March 31, 2021 and the related (recovery of) provision for credit losses for the three months ended March 31, 2021 were calculated utilizing this new guidance.

Net interest income of $82.1 million for the three months ended March 31, 2021 represented a $6.9 million, or 9.1%, increase compared to $75.2 million for the three months ended March 31, 2020. The increase was a result of a $10.0 million decrease in interest expense, partially offset by a $3.1 million decrease in interest income.

The $3.1 million decrease in interest income was primarily due to a $1.8 million decrease in investment income and a $1.3 million decrease in interest income on loans. The decrease in investment income was partially the result of a $117.9 million decrease in average investments from $1.21 billion for the three months ended March 31, 2020 to $1.09 billion for the three months ended March 31, 2021. The decrease in investment income was also the result of a decrease in the yield on investments, which decreased 23 basis points to 2.54% for the three months ended March 31, 2021, compared to 2.77% for the three months ended March 31, 2020. The decrease in interest income on loans was partially the result of a decrease in the yield on loans, which decreased 50 basis points to 4.45% for the three months ended March 31, 2021, compared to 4.95% for the three months ended March 31, 2020. The decrease in yield on loans was partially offset by a $666.4 million increase in average loans from $6.46 billion for the three months ended March 31, 2020 to $7.13 billion for the three months ended March 31, 2021. The increase in average loans was impacted by the addition of average PPP loans of approximately $369.1 million which also resulted in interest and fee income of $5.2 million for the three months ended March 31, 2021. Excluding the impact of PPP loan interest and fee income, the yield on loans was 4.38%, a decrease of 57 basis points, for the three months ended March 31, 2021, compared to 4.95% for the three months ended March 31, 2020.

The $10.0 million decrease in interest expense was primarily due to an $8.7 million decrease in interest expense on deposits as well as a $1.3 million decrease in interest expense on borrowings. The decrease in interest expense on deposits was the result of a decrease in the cost of deposits of 65 basis points from 0.81% for the three months ended March 31, 2020 to 0.16% for the three months ended March 31, 2021. The decrease was also the result of a $129.2 million decrease in average interest-bearing deposits from $5.26 billion for the three months ended March 31, 2020, to $5.13 billion for the three months ended March 31, 2021. The decrease in interest expense on borrowings was partially the result of a $13.3 million decrease in average borrowings from $357.4 million for the three months ended March 31, 2020, to $344.1 million for the three months ended March 31, 2021. The cost of borrowings also decreased by 147 basis points, from 2.05% for the three months ended March 31, 2020 to 0.58% for the three months ended March 31, 2021.

The recovery of credit losses of $4.2 million for the three months ended March 31, 2021 represented a decrease of $9.7 million, compared to a provision for credit losses of $5.5 million for the three months ended March 31, 2020. Refer to the “Credit Metrics and (Recovery of) Provision for Credit Losses” section for additional details regarding the level of the (recovery of) provision for credit losses recognized in each period presented above.

Other income of $32.8 million for the three months ended March 31, 2021 represented an increase of $9.3 million, or 39.7%, compared to $23.5 million for the three months ended March 31, 2020. The $9.3 million increase was primarily related to (i) a $5.8 million increase in other service income, which was primarily due to an increase in fee income from mortgage loan originations and the valuation of mortgage servicing rights, partially offset by a decline in investor rate locks and mortgage loans held for sale; (ii) a $1.1 million increase in debit card fee income; (iii) a $1.1 million increase in income from fiduciary activities; (iv) a $900,000 increase in miscellaneous income, primarily related to a refund of a consumer insurance product and an increase in income from printed check sales; and (v) a $668,000 increase in unrealized gains on equity securities. These increases were partially offset by a $473,000 decrease in service charges on deposit accounts.

A summary of mortgage originations for the three months ended March 31, 2021 and 2020 follows. Of total mortgage originations shown below for 2021 and 2020, refinances comprised 44.8 % in the first quarter of 2021 and 48.1% in the first quarter of 2020.

(In thousands)	Q1 2021	Q1 2020
Mortgage Origination Volume
Sold	$191,116	$85,030
Portfolio	82,613	56,018
Construction	28,987	33,109
Service released	1,266	3,794
Total mortgage originations	$303,982	$177,951

The table below reflects PNB's other expense for the three months ended March 31, 2021 and 2020.

(Dollars in thousands)	2021	2020	change	% change
Other expense:
Salaries	$28,579	$26,897	$1,682	6.3%
Employee benefits	10,087	9,731	356	3.7%
Occupancy expense	3,317	3,421	(104)	(3.0)%
Furniture and equipment expense	2,607	4,304	(1,697)	(39.4)%
Data processing fees	7,625	2,485	5,140	206.8%
Professional fees and services	4,136	5,129	(993)	(19.4)%
Marketing	1,491	1,483	8	0.5%
Insurance	1,551	1,379	172	12.5%
Communication	1,100	1,086	14	1.3%
State tax expense	989	935	54	5.8%
Amortization of intangible assets	479	606	(127)	(21.0)%
FHLB prepayment penalty	—	1,793	(1,793)	N.M.
Miscellaneous	1,615	2,119	(504)	(23.8)%
Total other expense	$63,576	$61,368	$2,208	3.6%

Other expense of $63.6 million for the three months ended March 31, 2021 represented an increase of $2.2 million, or 3.6%, compared to $61.4 million for the three months ended March 31, 2020. The increase in salaries expense was primarily related to increases in officer incentive expense, additional compensation incentives, including COVID-19 special one-time bonuses, and share-based compensation expense, partially offset by a decrease in base salary expense. The increase in employee benefits expense was primarily related to increased pension plan expense and payroll tax expense, partially offset by a decrease in group insurance costs. The decrease in furniture and equipment expense was primarily related to a change in the classification under which software and related maintenance costs are expensed, which are now classified under data processing fees. The impact of this decrease in furniture and equipment expense was partially offset by an increase in depreciation expense on equipment. The increase in data processing fees was related to increased mortgage processing costs as a result of increased volume, debit card processing costs and other data processing and software costs, partially due to the previously mentioned change in classification from furniture and equipment expense and a change in expensing software costs from other fees within professional fees and services to data processing fees. The decrease in professional fees and services was primarily related to decreased title, appraisal and credit costs and decreases in other fees (due to the change in expensing software costs under data processing fees). The increase in insurance expense was primarily due to an increase in the FDIC assessment base for the three months ended March 31, 2021, compared to the same period of 2020. The decrease in the FHLB prepayment penalty was due to a $1.8 prepayment penalty on FHLB borrowings of $50 million repaid during the three months ended March 31, 2020; there was no similar prepayment in the same period of 2021. The decrease in miscellaneous expense was primarily related to a decrease in training and travel related expenses and supplies expense.

The table below provides certain balance sheet information and financial ratios for PNB as of or for the three months ended March 31, 2021 and 2020 and as of or for the year ended December 31, 2020.

(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020	% change from 12/31/20	% change from 3/31/20
Loans	$7,162,807	$7,165,840	$6,503,053	(0.04)%	10.15%
Allowance for credit losses (1)	86,560	84,321	59,484	2.66%	45.52%
Net loans	7,076,247	7,081,519	6,443,569	(0.07)%	9.82%
Investment securities	1,167,225	1,114,742	1,245,778	4.71%	(6.31)%
Total assets	9,884,055	9,236,915	8,673,683	7.01%	13.95%
Total deposits	8,485,798	7,820,983	7,355,407	8.50%	15.37%
Average assets (2)	9,573,763	9,198,141	8,637,420	4.08%	10.84%
Efficiency ratio (3)	55.00%	59.31%	61.73%	(7.27)%	(10.90)%
Return on average assets (4)	1.91%	1.35%	1.21%	41.48%	57.85%
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses as of March 31, 2021 and the related (recovery of) provision for credit losses for the three months ended March 31, 2021 were calculated utilizing this new guidance.
(2) Average assets for the three months ended March 31, 2021 and 2020 and for the year ended December 31, 2020.
(3) Calculated utilizing fully taxable equivalent net interest income which includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate. The taxable equivalent adjustments were $714,000 for the three months ended March 31, 2021, $725,000 for the three months ended March 31, 2020 and $2.9 million for the year ended December 31, 2020.
(4) Annualized for the three months ended March 31, 2021 and 2020.

Loans outstanding at March 31, 2021 were $7.16 billion, compared to $7.17 billion at December 31, 2020, a decrease of $3.0 million. Loans outstanding at March 31, 2021 were $7.16 billion, compared to $6.50 billion at March 31, 2020, an increase of $659.8 million, or 10.1%. Excluding $387.0 million and $331.6 million of PPP loans at March 31, 2021 and December 31, 2020, respectively, loans outstanding were $6.78 billion at March 31, 2021, compared to $6.83 billion at December 31, 2020, a decrease of $58.5 million, or 0.9%, and an increase of $272.8 million, or 4.2%, compared to $6.50 billion at March 31, 2020. The table below breaks out the change in loans outstanding, by loan type.

(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020	change from 12/31/20	% change from 12/31/20	change from 3/31/20	% change from 3/31/20
Home equity	$171,495	$182,131	$220,668	$(10,636)	(5.84)%	$(49,173)	(22.28)%
Installment	1,657,140	1,650,620	1,438,842	6,520	0.40%	218,298	15.17%
Real estate	1,192,978	1,213,820	1,282,279	(20,842)	(1.72)%	(89,301)	(6.96)%
Commercial (excluding PPP)	3,749,153	3,784,153	3,558,669	(35,000)	(0.92)%	190,484	5.35%
PPP loans	386,990	331,571	—	55,419	16.71%	386,990	N.M.
Other	5,051	3,545	2,595	1,506	42.48%	2,456	94.64%
Total loans	$7,162,807	$7,165,840	$6,503,053	$(3,033)	(0.04)%	$659,754	10.15%
Total loans (excluding PPP)	$6,775,817	$6,834,269	$6,503,053	$(58,452)	(0.86)%	$272,764	4.19%

PNB's allowance for credit losses increased by $2.2 million, or 2.7%, to $86.6 million at March 31, 2021, compared to $84.3 million at December 31, 2020. This increase included a $6.7 million increase to the allowance for credit losses as the result of the adoption of ASU 2016-13. Net charge-offs were $270,000, or 0.02% of total average loans, for the three months ended March 31, 2021 and were $1.2 million, or 0.02% of total average loans, for the year ended December 31, 2020. Refer to the “Credit Metrics and (Recovery of) Provision for Credit Losses” section for additional information regarding PNB's loan portfolio and the level of (recovery of) provision for credit losses recognized in each period presented.

Total deposits at March 31, 2020 were $8.49 billion, compared to $7.82 billion at December 31, 2020, an increase of $664.8 million, or 8.5%. During the three months ended March 31, 2021 and the year ended December 31, 2020, Park made the decision to participate in a one-way sell (OWS) program in order to manage the balance sheet. At March 31, 2021 and December 31, 2020, Park had $809.1 million and $710.1 million, respectively, in OWS insured cash sweep deposits which were off-balance sheet. Total deposits would have increased $763.8 million, or 9.0%, compared to December 31, 2020 had the

$809.1 million and $710.1 million remained on the balance sheet at the respective dates. The table below breaks out the change in deposit balances, by deposit type.

(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020	change from 12/31/20	% change from 12/31/20	change from 3/31/20	% change from 3/31/20
Non-interest bearing deposits	$3,158,237	$2,978,005	$2,045,377	$180,232	6.1%	$1,112,860	54.4%
Transaction accounts	1,598,437	1,381,479	1,798,721	216,958	15.7%	(200,284)	(11.1)%
Savings	2,906,929	2,596,926	2,450,474	310,003	11.9%	456,455	18.6%
Certificates of deposits	822,195	864,573	1,060,835	(42,378)	(4.9)%	(238,640)	(22.5)%
Total deposits	$8,485,798	$7,820,983	$7,355,407	$664,815	8.5%	$1,130,391	15.4%
OWS insured cash sweep deposit	809,135	710,101	—	99,034	13.9%	809,135	N.M.
Total deposits including OWS deposits	$9,294,933	$8,531,084	$7,355,407	$763,849	9.0%	$1,939,526	26.4%

All Other

The table below reflects All Other net (loss) income for the first quarters (the three months ended March 31) of 2021 and 2020 and for the years ended December 31, 2020 and 2019.

(In thousands)	Q1 2021	Q1 2020	2020	2019
Net interest (expense) income	$(1,352)	$1,069	$1,255	$4,607
Recovery of credit losses (1)	(661)	(381)	(18,759)	(2,185)
Other income (loss)	1,289	(995)	1,433	4,801
Other expense	4,289	4,908	17,657	26,555
Net (loss) income before income tax benefit	$(3,691)	$(4,453)	$3,790	$(14,962)
Income tax benefit	(1,400)	(917)	(403)	(4,062)
Net (loss) income	$(2,291)	$(3,536)	$4,193	$(10,900)
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses as of March 31, 2021 and the related (recovery of) provision for credit losses for the three months ended March 31, 2021 were calculated utilizing this new guidance.

The net interest (expense) income for All Other included, for all periods presented, interest income on subordinated debt investments in PNB, which were eliminated in the consolidated Park National Corporation totals, as well as interest income on GFSC loans and SEPH impaired loan relationships. The net interest (expense) income for All Other included for the three months ended March 31, 2021 and year ended December 31, 2020, interest expense on $175.0 million aggregate principal amount of 4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 issued in August 2020.

Net interest (expense) income reflected net interest expense of $1.4 million for the three months ended March 31, 2021, compared to net interest income of $1.1 million for the three months ended March 31, 2020. The change was largely the result of an increase in borrowing interest expense, partially offset by an increase in loan interest income related to payment collections at SEPH.

SEPH had net recoveries of $257,000 for the three months ended March 31, 2021, compared to net recoveries of $658,000 for the three months ended March 31, 2020, and GFSC had net charge-offs of $11,000 for the three months ended March 31, 2021, compared to net charge-offs of $245,000 for the three months ended March 31, 2020. Refer to the “Credit Metrics and (Recovery of) Provision for Credit Losses” section for additional information regarding All Other's loan portfolio and the level of (recovery of) provision for credit losses recognized in each period presented.

All Other had other income of $1.3 million for the three months ended March 31, 2021, compared to an other loss of $995,000 for the three months ended March 31, 2020. The change was largely due to a $1.0 million increase in income related to partnership investments, which went from a $455,000 loss for the three months ended March 31, 2020 to a $634,000 gain for the three months ended March 31, 2021, and a $849,000 difference in gain (loss) on equity securities, net, which went from a $683,000 loss for the three months ended March 31, 2020 to a $166,000 gain for the three months ended March 31, 2021.

All Other had other expense of $4.3 million for the three months ended March 31, 2021, compared to $4.9 million for the three months ended March 31, 2020. The decrease was largely due to a $231,000 decrease in merger related expenses related to the NewDominion and Carolina Alliance acquisitions as well as a decrease in professional fees and services expense.

The table below provides certain balance sheet information and financial ratios for All Other as of or for the three months ended March 31, 2021 and 2020 and as of or for the year ended December 31, 2020.

(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020	% change from 12/31/20	% change from 3/31/20
Loans	$5,938	$11,945	$19,466	(50.29)%	(69.50)%
Allowance for credit losses (1)	326	1,354	2,019	(75.92)%	(83.85)%
Net loans	5,612	10,591	17,447	(47.01)%	(67.83)%
Total assets	30,014	42,106	45,608	(28.72)%	(34.19)%
Average assets (2)	38,779	43,492	42,369	(10.84)%	(8.47)%
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses as of March 31, 2021 and the related (recovery of) provision for credit losses for the three months ended March 31, 2021 were calculated utilizing this new guidance.
(2) Average assets for the three months ended March 31, 2021 and 2020 and for the year ended December 31, 2020.

Park National Corporation

The table below reflects Park's consolidated net income for the first quarters (the three months ended March 31) of 2021 and 2020 and for the years ended December 31, 2020 and 2019.

(In thousands)	Q1 2021	Q1 2020	2020	2019
Net interest income	$80,734	$76,283	$327,630	$297,737
(Recovery of) provision for credit losses (1)	(4,855)	5,153	12,054	6,171
Other income	34,089	22,486	125,664	97,193
Other expense	67,865	66,276	286,595	263,988
Income before income taxes	$51,813	$27,340	$154,645	$124,771
Income tax expense	8,982	4,968	26,722	22,071
Net income	$42,831	$22,372	$127,923	$102,700
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses as of March 31, 2021 and the related (recovery of) provision for credit losses for the three months ended March 31, 2021 were calculated utilizing this new guidance.

Credit Metrics and (Recovery of) Provision for Credit Losses

Section 4014 of the CARES Act provided financial institutions with optional temporary relief from having to comply with the ASU 2016-13 including the current expected credit loss ("CECL") methodology for estimating the allowance for credit losses. This temporary relief was set to expire on the earlier of the date on which the national emergency concerning COVID-19 terminated or December 31, 2020, with adoption being effective retrospectively as of January 1, 2020.

Section 540 of the Consolidated Appropriations Act, 2021, amended Section 4014 of the CARES Act by extending the relief period provided in the CARES Act. The Consolidated Appropriations Act, 2021, modifies the CARES Act so that temporary relief will expire on the earlier of the first day of the fiscal year that begins after the date on which the national emergency concerning COVID-19 terminates or January 1, 2022.

Park elected to delay the implementation of ASU 2016-13 following the approval of the CARES Act and continued to use the "incurred loss" methodology for estimating the allowance for credit losses. ASU 2016-13 requires financial institutions to calculate an allowance utilizing a reasonable and supportable forecast period which Park has established as a one-year period. In the unprecedented circumstance surrounding the COVID-19 pandemic and the response thereto, Park believed that adopting ASU 2016-13 in the first quarter of 2020 would have added an unnecessary level of subjectivity and volatility to the calculation of the allowance for credit losses. With the approval of the Consolidated Appropriations Act, 2021, management elected to further delay adoption of ASU 2016-13 to January 1, 2021. This allowed Park to utilize the CECL standard for the entire year of adoption.

The adoption of ASU 2016-13 on January 1, 2021 resulted in a $6.1 million increase to the allowance for credit losses and a

$3.9 million increase to the allowance for unfunded credit losses. A cumulative effect adjustment resulting in a $8.0 million decrease to retained earnings and a $2.1 million increase to deferred tax assets was also recorded.

On a consolidated basis, Park reported a recovery of credit losses for the three months ended March 31, 2021 of $4.9 million, compared to a provision for credit losses of $5.2 million for the three months ended March 31, 2020. The table below shows a breakdown of the (recovery of) provision for credit losses by reportable segment.

(In thousands)	Q1 2021	Q1 2020	2020	2019
PNB	$(4,194)	$5,534	$30,813	$8,356
All Other	(661)	(381)	(18,759)	(2,185)
Total Park	$(4,855)	$5,153	$12,054	$6,171

PNB had net charge-offs of $270,000 and All Other had net recoveries of $246,000 for the three months ended March 31, 2021, resulting in net charge-offs of $24,000 for Park, on a consolidated basis. PNB had net charge-offs of $742,000 and All Other had net recoveries of $413,000 for the three months ended March 31, 2020, resulting in net charge-offs of $329,000 for Park, on a consolidated basis.

The table below provides additional information related to Park's allowance for credit losses as of March 31, 2021, December 31, 2020 and March 31, 2020. Also included is the January 1, 2021 allowance for credit losses calculated under the CECL methodology prescribed in ASU 2016-13.

(Dollars in thousands)	3/31/2021 (CECL methodology)	1/1/2021 (CECL methodology)	12/31/2020 (Incurred Loss methodology)	3/31/2020 (Incurred Loss methodology)
Total allowance for credit losses	$86,886	$91,764	$85,675	$61,503
Allowance on purchased credit deteriorated ("PCD") loans (purchased credit impaired ("PCI") loans for years 2020 and prior)	—	52	167	119
Allowance on purchased loans excluded from the general reserve	—	—	678	—
Specific reserves on individually evaluated loans	4,962	5,434	5,434	5,531
General reserves on collectively evaluated loans	$81,924	$86,278	$79,396	$55,853

Total loans	$7,168,745	$7,177,537	$7,177,785	$6,522,519
PCD loans (PCI loans for years 2020 and prior) (1)	10,284	10,903	11,153	13,765
Purchased loans excluded from collectively evaluated loans	—	—	360,056	489,843
Individually evaluated loans	100,407	108,274	108,407	85,646
Collectively evaluated loans	$7,058,054	$7,058,360	$6,698,169	$5,933,265

Allowance for credit losses as a % of period end loans	1.21%	1.28%	1.19%	0.94%
Allowance for credit losses as a % of period end loans (excluding PPP loans) (2)	1.28%	1.34%	1.25%	N.A.

General reserve as a % of collectively evaluated loans	1.16%	1.22%	1.19%	0.94%
General reserve as a % of collectively evaluated loans (excluding PPP loans) (2)	1.22%	1.28%	1.24%	N.A.
(1) Excludes PCI/PCD loans which are individually evaluated for impairment due to additional credit deterioration post acquisition. These loans had a balance of $0 at each of March 31, 2021, January 1, 2021, and December 31, 2020, and a balance of $1,000 at March 31, 2020.
(2) Excludes $387.0 million of PPP loans and $389,000 in related allowance at March 31, 2021, $331.6 million of PPP loans and $337,000 in related allowance at January 1, 2021, and $331.6 million of PPP loans and $337,000 in related allowance at December 31, 2020. No PPP loans were outstanding at March 31, 2020.

The allowance for credit losses of $86.9 million at March 31, 2021 represented a $1.2 million, or 1.4%, increase compared to $85.7 million at December 31, 2020. This increase was largely due to the adoption of ASU 2016-13, offset by a decline in the general reserves on collectively evaluated loans since January 1, 2021. The decline since January 1, 2021 was largely due to consideration of improved economic forecasts while balancing the risks associated with the COVID-19 pandemic, particularly in high risk portfolios such as hotel and accommodations, restaurants and food service and strip shopping centers.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Park cautions that any forward-looking statements contained in this Current Report on Form 8-K or made by management of Park are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.

Risks and uncertainties that could cause actual results to differ materially include, without limitation:

•the ever-changing effects of the novel coronavirus (COVID-19) pandemic - - the duration, extent and severity of which are impossible to predict, including the possibility of further resurgence in the spread of COVID-19 - - on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic, including public health actions directed toward the containment of the COVID-19 pandemic (such as quarantines, shut downs and other restrictions on travel and commercial, social or other activities), the development, availability and effectiveness of vaccines, and the implementation of fiscal stimulus packages;
•the impact of future governmental and regulatory actions upon our participation in and execution of government programs related to the COVID-19 pandemic;
•Park's ability to execute our business plan successfully and within the expected timeframe as well as our ability to manage strategic initiatives in light of the impact of the COVID-19 pandemic and the various responses to the COVID-19 pandemic;
•general economic and financial market conditions, specifically in the real estate markets and the credit markets, either nationally or in the states in which Park and our subsidiaries do business, may experience a weaker recovery than anticipated, in addition to the continuing impact of the COVID-19 pandemic on our customers’ operations and financial condition, either of which may result in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' inability to meet credit and other obligations and the possible impairment of collectability of loans;
•factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers and the success of construction projects that we finance, including any loans acquired in acquisition transactions;
•the effect of monetary and other fiscal policies (including the impact of money supply and interest rate policies of the Federal Reserve Board) as well as disruption in the liquidity and functioning of U.S. financial markets, as a result of the COVID-19 pandemic and government policies implemented in response thereto, may adversely impact prepayment penalty income, mortgage banking income, income from fiduciary activities, the value of securities, deposits and other financial instruments, in addition to the loan demand and the performance of our loan portfolio, and the interest rate sensitivity of our consolidated balance sheet as well as reduce interest margins;
•changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions (including as a result of the COVID-19 pandemic and reactions thereto), legislative and regulatory initiatives (including those undertaken in response to the COVID-19 pandemic), or other factors may be different than anticipated;
•changes in unemployment levels in the states in which Park and our subsidiaries do business may be different than anticipated due to the continuing impact of the COVID-19 pandemic;
•changes in customers', suppliers', and other counterparties' performance and creditworthiness may be different than anticipated due to the continuing impact of the COVID-19 pandemic;
•Park may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
•the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
•the adequacy of our internal controls and risk management program in the event of changes in the market, economic, operational (including those which may result from more of our associates working remotely), asset/liability repricing, legal, compliance, strategic, cybersecurity, liquidity, credit and interest rate risks associated with Park's business;
•competitive pressures among financial services organizations could increase significantly, including product and pricing pressures (which could in turn impact our credit spreads), changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and our ability to attract, develop and retain qualified banking professionals;
•uncertainty regarding the nature, timing, cost and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, FDIC insurance premium levels, pensions, bankruptcy, consumer protection, rent regulation and housing, financial accounting and reporting, environmental protection, insurance, bank products and services, bank and bank holding company capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Coronavirus Aid, Relief and Economic Security (CARES) Act and the follow-up legislation in the Consolidated Appropriations Act, 2021, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Federal Reserve Board, to implement the provisions of the CARES Act and the follow-up legislation in the Consolidated Appropriations Act, 2021, the provisions of the Dodd-Frank Act, and the Basel III regulatory capital reforms;

•the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board (the "FASB"), the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, may adversely affect Park's reported financial condition or results of operations;
•Park's assumptions and estimates used in applying critical accounting policies and modeling, including under the CECL model, which may prove unreliable, inaccurate or not predictive of actual results;
•significant changes in the tax laws, which may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in Park's investment securities portfolio;
•the impact of Park's ability to anticipate and respond to technological changes on Park's ability to respond to customer needs and meet competitive demands;
•operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Park and our subsidiaries are highly dependent;
•the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Park's third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Park and/or result in Park incurring a financial loss;
•a failure in or breach of Park's operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber attacks;
•the existence or exacerbation of general geopolitical instability and uncertainty as well as the effect of trade policies (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations and changes in the relationship of the U.S. and its global trading partners);
•uncertainty regarding the impact of changes to the U.S. presidential administration and Congress on the regulatory landscape, capital markets, elevated U.S. government debt, potential changes in tax legislation that may increase tax rates and the response to and management of the COVID-19 pandemic;
•the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the growth rates and financial stability of certain sovereign governments, supranationals and financial institutions in Europe and Asia and the risk they may face difficulties servicing their sovereign debt;
•our litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims and the costs and effects of unfavorable resolution of regulatory and other governmental examinations or other inquiries;
•continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends;
•the impact on Park's business, personnel, facilities or systems of losses related to acts of fraud, scams and schemes of third parties;
•the impact of widespread natural and other disasters, pandemics (including the COVID-19 pandemic), dislocations, regional or national protests and civil unrest (including any resulting branch closures or damages), military or terrorist activities or international hostilities on the economy and financial markets generally and on us or our counterparties specifically;
•any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, could materially affect our business, including our customers' willingness to conduct banking transactions and their ability to pay on existing obligations;
•the effect of healthcare laws in the U.S. and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase our healthcare and other costs and negatively impact our operations and financial results;
•risk and uncertainties associated with Park's entry into new geographic markets with our recent acquisitions, including expected revenue synergies and cost savings from recent acquisitions not being fully realized or realized within the expected time frame;
•the discontinuation of the London Inter-Bank Offered Rate (LIBOR) and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
•and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Item 8.01 - Other Events

Declaration of Cash Dividend

As reported in the Financial Results News Release, on April 23, 2021, the Park Board of Directors (the "Park Board") declared a $1.03 per common share quarterly cash dividend in respect of Park's common shares. This cash dividend is payable on June 10, 2021 to common shareholders of record as of the close of business on May 21, 2021. A copy of the Financial Results News Release is included as Exhibit 99.1 and the portion thereof addressing the declaration of the cash dividend by the Park Board is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(a)Not applicable

(b)Not applicable

(c)Not applicable

(d)Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.        Description

99.1    News Release issued by Park National Corporation on April 23, 2021 addressing financial results for the three months ended March 31, 2021 and declaration of quarterly cash dividend

104    Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: April 23, 2021	By:	/s/ Brady T. Burt
Brady T. Burt
Chief Financial Officer, Secretary and Treasurer